Exhibit 99.1

For Immediate Release

Contacts:
Inspire Pharmaceuticals, Inc.	Noonan/ Russo
Jenny Kobin	Mark Vincent (212) 845-4239
Senior Director, Investor Relations
(919) 941-9777, Extension 219

INSPIRE ANNOUNCES RESULTS OF PHASE 3 DRY EYE STUDY

- Conference Call Scheduled for Wednesday, February 9th at 8:30 a.m. ET -

DURHAM, NC – February 9, 2005 – Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) today announced results of a Phase 3 clinical study of diquafosol tetrasodium for treatment of dry eye. The six-week study was a randomized, double-masked comparison of 2% diquafosol ophthalmic solution to placebo conducted in 640 patients at 34 clinical sites across the United States.

In this study (109), diquafosol failed to demonstrate statistically significant improvement as compared to placebo for the primary endpoint of the incidence of corneal clearing (p-value = 0.369). Improvement compared to placebo (p-value < 0.05) was achieved for a number of secondary endpoints, including mean corneal staining, mean conjunctival staining and conjunctival clearing. The positive results in mean corneal staining and mean conjunctival staining are consistent with results seen in previous Phase 3 studies of diquafosol.

Additional secondary endpoints included symptom assessments by the use of the Ocular Surface Disease Index (a validated dry eye symptom questionnaire) and by analysis of patients’ worst symptom score. Diquafosol failed to show improvement in symptoms as compared to placebo in either assessment.

As in previous studies, the most common ocular adverse event, burning/stinging on instillation, occurred more frequently on diquafosol than on placebo, but the incidence was less than 5%.

“As a result of these mixed findings, we held a preliminary discussion with the Food and Drug Administration regarding next steps. Based on this discussion, we intend to file a New Drug Application (NDA) amendment for diquafosol by the end of the second quarter 2005,” stated Christy L. Shaffer, Ph.D., CEO of Inspire.

“The amendment will focus on data showing improvement in corneal clearing from previous studies, including supportive data from studies 108 and 109, which have been completed since our NDA filing in June 2003. In addition, we are considering whether an additional study in dry eye would be beneficial to further support the NDA or to support a European submission. While we continue to actively pursue approval of diquafosol for dry eye, we are also launching this month a pilot study for diquafosol in corneal wound healing,” added Dr. Shaffer.

Inspire will host a conference call today at 8:30 a.m. ET. To access the conference call, U.S. participants may call (877) 780-2276. International participants may call (973) 582-2757. A live web cast and replay of the call will be available on Inspire’s website at www.inspirepharm.com. A telephone replay of the conference call will be available until February 23, 2005. To access this replay, U.S. participants may call (877) 519-4471. International participants may call (973) 341-3080. The replay pass code is 5696893.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing novel prescription products for diseases with significant unmet medical needs. Inspire has significant technical and scientific expertise in the therapy areas of ophthalmology and respiratory and is a leader in the field of P2 receptors which are important drug targets in various therapeutic areas, including ophthalmology, respiratory disease, cardiovascular disease and pain. Inspire’s specialty sales force promotes Elestat™ and Restasis®, ophthalmology products developed by Inspire’s partner, Allergan, Inc.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations, intentions and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results and plans to differ in material respects, including those relating to product development, revenue and earnings expectations, intellectual property rights and litigation, competitive products, results of clinical trials, the need for additional research and testing, delays in manufacturing, funding and the timing and content of decisions made by regulatory authorities, including the United States Food and Drug Administration (FDA). Although Inspire intends to file a NDA amendment for diquafosol, there is no guarantee that the additional data from the clinical trials that have been completed since Inspire’s NDA filing in June 2003 will be sufficient for approval of diquafosol by the FDA. It may be necessary for Inspire to conduct additional clinical trials of diquafosol and there is no guarantee that any additional clinical trial will be successful or that the FDA will approve diquafosol. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the Securities and Exchange Commission. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

# # #